Exhibit 5.1

  July 12, 2019

Board of Directors

Silver Bull Resources, Inc.

777 Dunsmuir Street, Suite 1610

Vancouver, B.C. V7Y 1K4

Canada

Re:	Registration Statement on Form S-8 relating to 23,632,821 shares of common stock under the Silver Bull Resources, Inc. 2019 Stock Option and Stock Bonus Plan

Ladies and Gentlemen:

We have acted as counsel for Silver Bull Resources, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s registration statement on Form S-8 (the “Registration Statement”) relating to the registration of 23,632,821 shares of common stock (the “Shares”) of the Company, par value $0.01 per share (“Common Stock”), which may be issued under the Silver Bull Resources, Inc. 2019 Stock Option and Stock Bonus Plan, as amended from time to time (the “2019 Plan”).

In rendering the opinion set forth below, we have examined the Registration Statement and the 2019 Plan. We have also examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we deemed relevant and necessary in respect of the authorization and issuance of the Shares, and such other matters as we deemed appropriate. We have also assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

We assume that the Registration Statement has been filed by the Company with the Commission and will be effective at the time that any of the Shares are issued, and that persons acquiring the Shares will do so strictly in accordance with the terms of the 2019 Plan. We further assume that the Shares will continue to be duly and validly authorized on the dates that the Shares are issued pursuant to the terms of the 2019 Plan and, upon the issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding, after giving effect to such issuance of such Shares, will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its articles of incorporation.

Based upon the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms of the 2019 Plan, will be legally issued, fully paid, and nonassessable.

This opinion is limited to the matters expressly stated herein. No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. This opinion is limited to the federal laws of the United States of America and to the Nevada Private Corporations Chapter of the Nevada Revised Statutes, Nev. Rev. Stat. 78, including interpretations thereof in published decisions of the Nevada courts. We express no opinion with respect to the blue sky securities laws of any state, including the State of Nevada.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Davis Graham & Stubbs LLP
DAVIS GRAHAM & STUBBS LLP